Exhibit 99.2

Certification of the Principal Financial Officer Pursuant to Section 111(b) of the Emergency Economic Stabilization Act of 2008, as amended (EESA)

I, Donald Lafler, certify, based on my knowledge, that:

(i) The compensation committee of Pacific Capital Bancorp has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on the later of September 14, 2009, or ninety days after the closing date of the agreement between Pacific Capital Bancorp and Treasury and ending with the last day of Pacific Capital Bancorp’s fiscal year containing that date (the applicable period), the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to Pacific Capital Bancorp;

(ii) The compensation committee of Pacific Capital Bancorp, has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Pacific Capital Bancorp, and during that same applicable period has identified any features of the employee compensation plans that pose risks to Pacific Capital Bancorp and has limited those features to ensure that Pacific Capital Bancorp is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Pacific Capital Bancorp to enhance the compensation of an employee, and has in limited any such features;

(iv) The compensation committee of Pacific Capital Bancorp will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of Pacific Capital Bancorp has provided a, narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Pacific Capital Bancorp; (B) Employee compensation plans that unnecessarily expose Pacific Capital Bancorp to risks; and (C) Employee compensation plans that could encourage the manipulation of reported earnings of Pacific Capital Bancorp to enhance the compensation of an employee;

(vi) Pacific Capital Bancorp has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) Pacific Capital Bancorp has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between Pacific Capital Bancorp and Treasury or June 15, 2009 and ending with the last day of Pacific Capital Bancorp’s fiscal year containing that date;

(viii) Pacific Capital Bancorp has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between Pacific Capital Bancorp and Treasury or June 15, 2009 and ending with the last day of Pacific Capital Bancorp’s fiscal year containing that date;

(ix) The board of directors of Pacific Capital Bancorp has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between Pacific Capital Bancorp and Treasury; this policy will be (or has been) provided to Treasury and its primary regulatory agency; Pacific Capital Bancorp and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) Pacific Capital Bancorp has included a non-binding shareholder resolution in compliance with any applicable Federal, securities rules and regulations in the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between Pacific Capital Bancorp and Treasury or June 15, 2009 and ending with the last day of Pacific Capital Bancorp’s fiscal year containing that date;

(xi) Pacific Capital Bancorp has disclosed the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the agreement between Pacific Capital Bancorp and Treasury or June 15, 2009 and ending with the last day of Pacific Capital Bancorp’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) Pacific Capital Bancorp has disclosed whether Pacific Capital Bancorp, the board of directors of Pacific Capital Bancorp, or the compensation committee of Pacific Capital Bancorp has engaged during the period beginning on the later of the closing date of the agreement between Pacific Capital Bancorp and Treasury or June 15, 2009 and ending with the last day of Pacific Capital Bancorp’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Pacific Capital Bancorp has prohibited the payment of any grossups, as defined in the regulations and guidance established under section 111 of EESA, to the, SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between Pacific Capital Bancorp and Treasury or June 15, 2009 and ending with the last day of Pacific Capital Bancorp’s fiscal year containing that date;

(xiv) Pacific Capital Bancorp has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Pacific Capital Bancorp and Treasury, including any amendments;

(xv) Pacific Capital Bancorp is submitting with this certification to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the most recently completed fiscal year, and will submit a complete and accurate list of the SEOs and the twenty most highly compensated employees for the current year both with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

Date: March 31, 2010

/s/ DONALD LAFLER
Donald Lafler Interim Chief Financial Officer